EXHIBIT 21.1

                                 Subsidiaries:

                                STV Incorporated
                              STV Architects, Inc.
                        STV Construction Services, Inc.
                            STV Environmental, Inc.
                            STV International, Inc.
                           STV/Silver & Ziskind, Inc.